Exhibit 10.2

Lincoln Electric Holdings, Inc.

2015 equity AND incentive compensation plan

Stock Option Agreement

WHEREAS, Lincoln Electric Holdings, Inc. maintains the Company’s 2015 Equity and Incentive Compensation Plan, as may be amended from time to time (the “Plan”), pursuant to which the Company may grant Option Rights to officers and certain key employees of the Company and its Subsidiaries (as defined in the Plan);

WHEREAS, the Optionee, whose name is set forth on the “Dashboard” tab on the Morgan Stanley StockPlan Connect portal, a secure third-party vendor website used by the Company (to be referred to herein as the “Grant Summary”), is an employee of the Company or one of its Subsidiaries; and

WHEREAS, the Optionee was granted an Option Right under the Plan by the Compensation and Executive Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company on the Date of Grant in 2023 as set forth on the Grant Summary (the “Date of Grant”), and the Evidence of Award in the form hereof (the “Agreement”) has been authorized by a resolution of the Committee duly adopted on such date.

NOW, THEREFORE, pursuant to the Plan and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to the Optionee the grant of an Option Right (“Option”) to purchase the number of Common Shares of the Company set forth on the Grant Summary, at the exercise price per Common Share set forth on the Grant Summary, which exercise price is the closing price of a Common Share as reported on the NASDAQ Global Market on the Date of Grant (the “Option Price”).

1.Definitions.  Unless otherwise defined in this Agreement (including on Exhibit A hereto), terms used in this Agreement with initial capital letters will have the meanings assigned to them in the Plan.  Certain terms used herein with initial capital letters will have the meaning set forth on Exhibit A hereto.
2.Grant of Option.  The Company has granted to the Optionee the Option, which represents the right of the Optionee to purchase the number of Common Shares set forth on the Grant Summary at the Option Price set forth on the Grant Summary.  The Option shall become exercisable in accordance with Section 4, Section 5, or Section 6 hereof.
3.Form of Option.  The Option evidenced by this Agreement is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Code.
4.Vesting of Option.  Subject to the terms and conditions of Sections 5, 6 and 8 hereof, the Option shall become exercisable as follows:
(a)the Option shall become exercisable with respect to one-third (1/3) of the Common Shares underlying the Option on the first anniversary of the Date of Grant, if the

Optionee shall have remained in the continuous employ of the Company or a Subsidiary until such anniversary; and
(b)the Option shall become exercisable with respect to an additional one-third (1/3) of the Common Shares underlying the Option on the second and third anniversaries of the Date of Grant, if the Optionee shall have remained in the continuous employ of the Company or a Subsidiary on each such anniversary; and
(c)In calculating one-thirds, the total shall be rounded down to the nearest whole Common Share on each of the first two anniversaries of the Date of Grant, and the remaining Common Share(s) shall be included with those Common Shares for which the Option is exercisable on the third anniversary of the Date of Grant.
5.Effect of Change in Control.  In the event a Change in Control occurs prior to the third anniversary of the Date of Grant, any portion of the Option that is not exercisable at the time of the Change in Control shall become exercisable to the extent provided in this Section 5.
(a)The Option covered by this Agreement will become exercisable in full immediately prior to the Change in Control (to the extent not already exercisable) if (i) (A) a Replacement Award is not provided to the Optionee in connection with the Change in Control to replace, adjust or continue the Option (the “Replaced Award”) and (B) the Optionee remains in the continuous employ of the Company or a Subsidiary throughout the period beginning on the Date of Grant and ending on the date of the Change in Control, or (ii) (A) the Optionee was a party to a severance agreement with the Company providing benefits in connection with a Change in Control (a “Severance Agreement”) at the time of the Optionee’s termination of employment and (B) the Optionee’s employment was terminated by the Company (x) other than for Cause or pursuant to an individually negotiated arrangement after the Date of Grant, (y) following the commencement of any discussion with a third person that results in a Change in Control and (z) within twelve months prior to the Change in Control.  If a Replacement Award is provided, references to the Option in this Agreement shall be deemed to refer to the Replacement Award after the Change in Control.
(b)If a Replacement Award is provided to the Optionee to replace, adjust or continue the Replaced Award, and if, upon or after receiving the Replacement Award and within a period of two years after the Change in Control, the Optionee experiences a termination of employment with the Company or a Subsidiary of the Company by reason of the Optionee terminating employment for Good Reason or the Company terminating the Optionee’s employment other than for Cause, the Replacement Award shall become exercisable in full upon such termination (to the extent not already exercisable).
6.Effects of Death, Disability or Retirement.
(a)The entire Option subject to this Agreement shall become immediately exercisable in full (to the extent not already exercisable) (i) upon the death of the Optionee while in the employment of the Company or any Subsidiary, or (ii) if the Optionee’s employment with the Company or any Subsidiary is terminated by the Company or any Subsidiary as a result of the Optionee becoming Disabled.
(b)If, at any time prior to the Option becoming fully exercisable and at a time when no grounds exist for a termination for Cause of the Optionee’s employment with the

Company or any Subsidiary, the Optionee terminates employment with the Company or any Subsidiary after either (A) the Optionee attains age 60 and completes five years of continuous employment or (B) the Optionee attains age 55 and completes 15 years of continuous employment (“Retirement”), then the Option shall become immediately exercisable in full upon such Retirement (to the extent not already exercisable).
7.Exercise of Option.
(a)To the extent that the Option shall have become exercisable in accordance with the terms of this Agreement, it may be exercised in whole or in part from time to time thereafter as described in this Agreement and will be settled in Common Shares.
(b)To exercise an Option, the Optionee shall give notice (in a manner prescribed by the Company), specifying the number of Common Shares as to which the Option is to be exercised and the date of exercise, and shall provide payment of the Option Price and any applicable taxes, along with any other documentation that may be required by the Company.
(c)The Option Price shall be payable upon exercise:
(i)	by certified or bank check or other cash equivalent acceptable to the Company;
(ii)	by transfer to the Company of nonforfeitable, unrestricted Common Shares of the Company that have been owned by the Optionee for at least six (6) months prior to the date of exercise;
(iii)	pursuant to a net exercise arrangement as described in the Plan; or
(iv)	by any combination of these methods.

Nonforfeitable, unrestricted Common Shares that are transferred by the Optionee or Common Shares that are withheld in payment of all or any part of the Option Price shall be valued on the basis of their Market Value per Share on the date of exercise.

8.Termination of Option.  The Option shall terminate on the earliest of the following dates as provided below:
(a)automatically and without further notice three (3) months after the date upon which the Optionee ceases to be an employee of the Company or a Subsidiary, unless (i) the cessation of employment is a result of the death or Retirement of the Optionee, (ii) the cessation of employment is a result of the Optionee’s termination by the Company or any Subsidiary as a result of the Optionee becoming Disabled, (iii) the cessation of employment occurs as described in Section 5(a)(ii) or Section 5(b) of this Agreement, or (iv) the cessation of employment occurs in a manner described in Section 8(d) or the last paragraph of this Section 8 below;
(b)automatically and without further notice (i) three (3) years after the date of the death of the Optionee while an employee of the Company or a Subsidiary, (ii) three (3) years after the date that the Optionee’s employment is terminated by the Company or any Subsidiary as a result of the Optionee becoming Disabled, or (iii) ten (10) years after the Date of Grant in the case of Retirement of the Optionee;
(c)automatically and without further notice one (1) year after death of the Optionee, if the Optionee dies after the termination of employment with the Company or a Subsidiary and prior to the termination of the Option;
(d)automatically and without further notice upon the termination of the Optionee’s employment for Cause; or
(e)automatically and without further notice ten years after the Date of Grant.

Notwithstanding anything in this Agreement to the contrary, unless otherwise determined by the Company, if the Optionee, either during employment by the Company or a Subsidiary or within six (6) months after termination of such employment, (i) shall become an employee of a competitor of the Company or a Subsidiary or (ii) shall engage in any other conduct that is competitive with the Company or a Subsidiary, in each case as reasonably determined by the Company (“Competition”), then the Option shall terminate automatically and without further notice at the time of such Company determination.  In addition, if the Company shall so determine, the Optionee shall, promptly upon notice of such determination, (x) return to the Company, in exchange for payment by the Company of the Option Price paid therefor, all the Common Shares that the Optionee has not disposed of that were purchased pursuant to this Agreement within a period of one (1) year prior to the date of the commencement of such Competition, and (y) with respect to any Common Shares so purchased that the Optionee has disposed of, pay to the Company in cash the difference between (i) the Option Price and (ii) the Market Value per Share of the Common Shares on the date of exercise, in each case as reasonably determined by the Company.  To the extent that such amounts are not promptly paid to the Company, the Company may set off the amounts so payable to it against any amounts (other than amounts of non-qualified deferred compensation as so defined under Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to the Optionee, whether as wages or vacation pay or in the form of any other benefit or for any other reason.

9.Compliance with Law.  Notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise thereof or the issuance of Common Shares pursuant thereto would result in a violation of any law.  The Company will make reasonable efforts to comply with all applicable federal and state securities laws.
10.Transferability and Exercisability.  Subject to Section 15 of the Plan, the Option, including any interest therein, shall not be transferable by the Optionee except by will or the laws of descent and distribution, and the Option shall be exercisable during the lifetime of the Optionee only by the Optionee or, in the event of the Optionee’s legal incapacity to do so, by the Optionee’s guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.
11.Withholding Taxes.  No later than the date as of which an amount first becomes includible in the gross income of the Optionee for applicable income and employment tax and other required withholding purposes with respect to the Option evidenced by this Agreement, the Optionee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  The Optionee agrees that any required minimum withholding obligations shall be settled by the withholding of a number of Common Shares required to be delivered to the Optionee upon exercise of the Option with a value equal to the amount of such required minimum withholding.  The obligations of the Company under this Agreement shall be conditional on such payment or arrangements.
12.No Right to Employment.  This Option award is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards.  This Option award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.  The Plan and this Agreement will not confer upon the Optionee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Optionee at any time.  For purposes of this Agreement, the continuous employment of the Optionee with the Company or a Subsidiary shall not be deemed interrupted, and the Optionee shall not be deemed to have ceased to be an employee of the Company or any Subsidiary, by reason of (a) the transfer of the Optionee’s employment among the Company and its Subsidiaries or (b) an approved leave of absence.
13.Relation to the Other Benefits.  Any economic or other benefit to the Optionee under this Agreement or the Plan will not be taken into account in determining any benefits to which the Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
14.Agreement Subject to Plan.  The Option evidenced by this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan.  In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.
15.Data Privacy.
(a)The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this document by and among, as applicable, the Optionee’s employer (the “Employer”), and the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.
(b)The Optionee understands that the Company, its Subsidiaries and the Employer hold certain personal information about the Optionee, including, but not limited to, name, home address, email address and telephone number, date of birth, social security, passport or insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all Options or any other entitlement to Common Shares awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Optionee’s favor for the purpose of implementing, managing and administering the Plan (“Data”).
(c)The Optionee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country or elsewhere (in particular the United States), and that the recipient country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country.  The Optionee understands that the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Optionee authorizes the Company, Morgan Stanley Smith Barney, LLC and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Optionee may elect to deposit any Common Shares acquired under the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Optionee understands that the Optionee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Optionee understands that refusing or withdrawing consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Optionee understands that the Optionee may contact the Optionee’s local human resources representative.
16.Amendments.  Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that subject to Section 11 of the Plan and Section 20 of this Agreement, no such amendment will adversely affect the rights of the Optionee with respect to the Option without the Optionee’s consent.
17.Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
18.Governing Law/Venue.  This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Ohio.  All legal actions or proceedings relating to this Agreement shall be brought exclusively in the U.S. District Court for the Northern District of Ohio, Eastern Division or the Cuyahoga County Court of Common Pleas, located in Cuyahoga County, Ohio.
19.Restrictive Covenant Agreement.  The grant of the Option under this Agreement is contingent upon the Optionee having executed the most recent version of the Company’s Proprietary Information, Inventions and Restrictive Covenant Agreement and having returned it to the Company.
20.Option Subject to Clawback Policy.  Notwithstanding anything in this Agreement to the contrary, (a) this Option shall be subject to the Company’s Recovery of Funds Policy (or any similar clawback policy applicable to the Optionee), as it may be in effect from time to time, including, without limitation, to implement Section 10D of the Exchange Act and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded (the “Compensation Recovery Policy”), and (b) the Optionee acknowledges and agrees that any and all applicable provisions of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

21.Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the Option and the Optionee’s participation in the  Plan, or future awards that may be granted under the Plan, by electronic means or request the Optionee’s consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
22.Appendix.  Notwithstanding any provisions in this Agreement, the grant of Option is also subject to the special terms and conditions set forth in Appendix A to this Agreement for the Optionee’s country.  Moreover, if the Optionee relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  Appendix A constitutes part of this Agreement.

The Optionee hereby acknowledges receipt of this Agreement and accepts the right to receive the Options evidenced hereby subject to the terms and conditions of the Plan and the terms and conditions herein above set forth and represents that the Optionee understands the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if the Optionee manually signed this Agreement.

THIS AGREEMENT is executed by the Company on the Date of Grant.

LINCOLN ELECTRIC HOLDINGS, INC.

Christopher L. Mapes
President and Chief Executive Officer

EXHIBIT A

For purposes of this Agreement, the following terms shall have the following meanings:

1.	“Cause”: For an Optionee who is a party to a Severance Agreement, a termination for “Cause” (or similar term) shall have the meaning set forth in such agreement. For all other Optionees, a termination for “Cause” shall mean that, prior to termination of employment, the Optionee shall have:
(a)	committed a criminal violation involving fraud, embezzlement or theft in connection with the Optionee’s duties or in the course of the Optionee’s employment with the Company or any Subsidiary;
(b)	committed an intentional violation of the Lincoln Electric Code of Corporate Conduct and Ethics, or any successor document, in effect at the relevant time;
(c)	committed intentional wrongful damage to property of the Company or any Subsidiary;
(d)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or
(e)	committed intentional wrongful engagement in any of the activities set forth in any confidentiality, non-competition or non-solicitation arrangement with the Company to which the Optionee is a party;

and, in each case, any such act shall have been demonstrably and materially harmful (including financially or reputationally harmful) to the Company.  For purposes of this Agreement, no act or failure to act on the part of the Optionee will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Optionee not in good faith and without reasonable belief that the Optionee’s action or omission was in the best interest of the Company.

2.	“Disabled” means that the Optionee is disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Optionee at the relevant time. In the event that the Company does not maintain a long-term disability plan at any relevant time, the Committee shall determine, in its sole discretion, that an Optionee is “Disabled” if the Optionee meets one of the following requirements: (a) the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) the Optionee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s accident and health or long-term disability plan or any similar plan maintained by a third party, but excluding governmental plans, or (c) the Social Security Administration determines the Optionee to be totally disabled.
3.	“Good Reason”: For an Optionee who is a party to a Severance Agreement, a termination “for Good Reason” (or similar term) shall have the meaning set forth in such agreement. For all other Optionees, “for Good Reason” shall mean the Optionee’s termination of employment with the Company as a result of the initial occurrence, without the Optionee’s consent, of one or more of the following events:
(a)	A material diminution in the Optionee’s base compensation;
(b)	A material diminution in the Optionee’s authority, duties, or responsibilities;
(c)	A material reduction in the Optionee’s opportunity regarding annual bonus, incentive or other payment of compensation, in addition to base compensation, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company;
(d)	A material change in the geographic location at which the Optionee must perform the services, which adds fifty (50) miles or more to the Optionee’s one-way daily commute; and
(e)	Any other action or inaction that constitutes a material breach by the Company of the Optionee’s employment agreement, if any, under which the Optionee provides services, or the Optionee’s Severance Agreement, if any.

Notwithstanding the foregoing, a termination of employment by the Optionee for one of the reasons set forth in clauses (a) through (e) above will not constitute “Good Reason” unless the Optionee provides, within 90 days of the initial occurrence of such condition or conditions, written notice to the Optionee’s employer of the existence of such condition or conditions and the Optionee’s employer has not remedied such condition or conditions within 30 days of the receipt of such notice.

4.	“Incumbent Directors”: For purposes of applying the definition of Change in Control in the Plan, “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors and any individual becoming a Director subsequent to the Effective Date whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of (including the settlement of) an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

5.	“Replacement Award” means an award: (a) of the same type (time-based stock option) as the Replaced Award; (b) that has a value at least equal to the value of the Replaced Award; (c) that relates to publicly traded equity securities of the Company or another entity that is affiliated with the Company following a Change in Control; (d) if the Optionee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Optionee under the Code are not less favorable to such Optionee than the tax consequences of the Replaced Award; and (e) the other terms and conditions of which are not less favorable to the Optionee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Exhibit A, Section 5 are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.